UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported)
February 26, 2007
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CHINO COMMERCIAL BANCORP

(Exact Name of Registrant as Specified in its Charter)

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California	000-35366	20-4797048
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employee Identification No.)

14345 Pipeline Avenue, Chino, California 91710
Address of Principal Executive Offices) (Zip Code)

(909) 393-8880
(Registrant’s Telephone Number including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.              Other Events

On February 26, 2007, pursuant to the Company’s stock repurchase plan which was implemented in October 2006, the Company repurchased 75,020 shares of its common stock from Gregg C. and Judith M. Gibson in a private transaction.  As indicated in the Form 8-K and related press release concerning the stock repurchase plan filed in October 2006, the repurchase plan covered a total of up to $3 million worth of the Company’s outstanding shares over a 12 month period, and it was anticipated at that time that certain non-employee directors would sell a significant amount of the Company’s stock in the repurchase program.

The aggregate purchase price of the transaction was $1,650,440, or $22.00 per share.  In connection with this transaction, the Board of Directors retained the services of Carpenter & Company, an investment banking firm specializing in financial institutions based in Irvine, California, to provide an analysis of the value of the shares in question.  Based on this analysis and other information available to the Board of Directors, the Board concluded that the transaction was fair to the Company and in the best interests of its shareholders.  The terms of the transaction were approved by the Company’s Board of Directors, with Mr. Gibson abstaining.

Prior to this transaction, Mr. Gibson was a member of the Company’s Board of Directors and, together with his wife, were the Company’s single largest shareholder.  The sale represented all of the Company’s shares owned by Mr. and Mrs. Gibson.  Following the sale of the shares, on February 27, 2007, Mr. Gibson resigned from the Boards of Directors of Directors of the Company and its wholly owned subsidiary, Chino Commercial Bank, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: February 28, 2007	CHINO COMMERCIAL BANCORP

	By:	/s/ Sandra F. Pender
Sandra F. Pender
Chief Financial Officer